Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES THIRD QUARTER 2018 EARNINGS

▪	Pretax income of $4.7 million
▪	Net income of $3.2 million, or $0.13 per diluted share
▪	New contract purchases of $225 million

LAS VEGAS, NV, October 17, 2018 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $3.2 million, or $0.13 per diluted share, for its third quarter ended September 30, 2018. This compares to net income of $4.7 million, or $0.17 per diluted share, in the third quarter of 2017.

Revenues for the third quarter of 2018 were $95.6 million, a decrease of $13.9 million, or 12.7%, compared to $109.5 million for the third quarter of 2017. Total operating expenses for the third quarter of 2018 were $90.9 million compared to $101.4 million for the 2017 period. Pretax income for the third quarter of 2018 was $4.7 million compared to pretax income of $8.1 million in the third quarter of 2017, a decrease of 42.0%.

For the nine months ended September 30, 2018 total revenues were $298.6 million compared to $327.2 million for the nine months ended September 30, 2017, a decrease of approximately $28.6 million, or 8.7%. Total expenses for the nine months ended September 30, 2018 were $284.6 million, a decrease of $18.7 million, or 6.2%, compared to $303.3 million for the nine months ended September 30, 2017. Pretax income for the nine months ended September 30, 2018 was $13.9 million, compared to $23.9 million for the nine months ended September 30, 2017. Net income for the nine months ended September 30, 2018 was $9.5 million compared to $13.7 million for the nine months ended September 30, 2017.

During the third quarter of 2018, CPS purchased $225.2 million of new contracts compared to $214.7 million during the second quarter of 2018 and $204.7 million during the third quarter of 2017. The Company's receivables totaled $2.343 billion as of September 30, 2018, an increase from $2.329 billion as of June 30, 2018 and a decrease from $2.346 billion as of September 30, 2017.

Annualized net charge-offs for the third quarter of 2018 were 8.03% of the average portfolio as compared to 7.96% for the third quarter of 2017. Delinquencies greater than 30 days (including repossession inventory) were 11.58% of the total portfolio as of September 30, 2018, as compared to 10.27% as of September 30, 2017.

We are pleased to record our 28th consecutive quarter of pre-tax earnings,” said Charles E. Bradley, Jr. “In addition, in July we priced our third quarter securitization at the second-tightest spreads over the benchmarks since 2011, indicating continued high demand for our securitization bonds.”

Conference Call

CPS announced that it will hold a conference call on Thursday, October 18, 2018, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time. The conference identification number is 7899309.

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A replay of the conference call will be available between October 18, 2018 and October 25, 2018, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 7899309. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues:
Interest income	$93,617	$107,014	$291,535	$319,074
Other income	2,014	2,474	7,022	8,084
	95,631	109,488	298,557	327,158
Expenses:
Employee costs	18,806	18,455	59,288	53,807
General and administrative	7,784	6,355	22,730	20,096
Interest	25,808	23,317	75,057	68,641
Provision for credit losses	31,959	47,336	107,997	143,053
Other expenses	6,568	5,916	19,566	17,707
	90,925	101,379	284,638	303,304
Income before income taxes	4,706	8,109	13,919	23,854
Income tax expense	1,508	3,446	4,409	10,138
Net income	$3,198	$4,663	$9,510	$13,716

Earnings per share:
Basic	$0.14	$0.21	$0.44	$0.60
Diluted	$0.13	$0.17	$0.38	$0.50

Number of shares used in computing earnings per share:
Basic	22,636	22,473	21,800	23,019
Diluted	24,735	26,779	25,178	27,606

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2018	2017
Assets:
Cash and cash equivalents	$10,537	$12,731
Restricted cash and equivalents	110,473	111,965
Total cash and cash equivalents	121,010	124,696

Finance receivables	1,697,841	2,304,984
Allowance for finance credit losses	(82,472)	(109,187)
Finance receivables, net	1,615,369	2,195,797

Finance receivables measured at fair value	614,807	–
Deferred tax assets, net	28,686	32,446
Other assets	63,698	71,902
	$2,443,570	$2,424,841

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$33,324	$28,715
Warehouse lines of credit	127,695	112,408
Residual interest financing	39,013	–
Securitization trust debt	2,034,281	2,083,215
Subordinated renewable notes	16,948	16,566
	2,251,261	2,240,904

Shareholders' equity	192,309	183,937
	$2,443,570	$2,424,841

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017

Contracts purchased	$225.24	$204.74	$650.58	$668.28
Contracts securitized	239.87	230.00	638.45	670.00

Total portfolio balance	$2,342.89	$2,346.00	$2,342.89	$2,346.00
Average portfolio balance	2,334.90	2,344.96	2,332.26	2,332.33

Allowance for finance credit losses as % of fin. receivables	4.86%	4.69%

Aggregate allowance as % of fin. receivables (1)	6.11%	5.59%

Delinquencies
31+ Days	10.13%	8.90%
Repossession Inventory	1.45%	1.37%
Total Delinquencies and Repo. Inventory	11.58%	10.27%

Annualized net charge-offs as % of average portfolio	8.03%	7.96%	7.92%	7.83%

Recovery rates (2)	34.8%	34.6%	34.5%	35.2%

	For the				For the
	Three months ended				Nine months ended
	September 30,				September 30,
	2018		2017		2018		2017
	$ (3)	% (4)	$ (3)	% (4)	$ (3)	% (4)	$ (3)	% (4)
Interest income	$93.62	16.0%	$107.01	18.3%	$291.54	16.7%	$319.07	18.2%
Servicing fees and other income	2.01	0.3%	2.47	0.4%	7.02	0.4%	8.08	0.5%
Interest expense	(25.81)	-4.4%	(23.32)	-4.0%	(75.06)	-4.3%	(68.64)	-3.9%
Net interest margin	69.82	12.0%	86.17	14.7%	223.50	12.8%	258.52	14.8%
Provision for credit losses	(31.96)	-5.5%	(47.34)	-8.1%	(108.00)	-6.2%	(143.05)	-8.2%
Risk adjusted margin	37.86	6.5%	38.84	6.6%	115.50	6.6%	115.46	6.6%
Core operating expenses	(33.16)	-5.7%	(30.73)	-5.2%	(101.58)	-5.8%	(91.61)	-5.2%
Pre-tax income	$4.71	0.8%	$8.11	1.4%	$13.92	0.8%	$23.85	1.4%

(1)	Includes allowance for finance credit losses and allowance for repossession inventory.
(2)	Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.
(3)	Numbers may not add due to rounding.
(4)	Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.

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